Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JANUARY SALES RESULTS

NATICK, MA – February 8, 2007—BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that total sales for the month of January 2007 increased by 8.5% to $724.2 million from $667.7 million for January 2006. On a comparable club basis, January sales increased by 3.5%, including a contribution from sales of gasoline of approximately 0.3%. For January 2006, the Company reported a comparable club sales increase of 2.0%, including a contribution from sales of gasoline of 2.1%.

For the fourth quarter of 2006, total sales increased by 6.0% to $2.4 billion, and comparable club sales increased by 1.5%, including a contribution from sales of gasoline of 0.2%. For the 53-week year ended February 3, 2007, total sales rose by 5.2% to $8.3 billion and comparable club sales increased by 1.2%, including a contribution from sales of gasoline of 0.7%.

Sales Results for January 2007

($ in thousands)

Five Weeks Ended		% Change
February 3, 2007	February 4, 2006	Net Sales	Comp. Sales
$724,175	$667,686	8.5%	3.5%

Fifty-three Weeks Ended		% Change
February 3, 2007	February 4, 2006	Net Sales	Comp. Sales
$8,303,283	$7,894,795	5.2%	1.2%

On January 4, 2007, the Company announced plans to close its ProFoods Restaurant Supply operations, consisting of two locations in Metro New York. Results for the two ProFoods locations are not included in the Company’s sales results for all periods presented, since these locations will be treated as discontinued operations.

The Company provided the following additional information regarding January 2007 comparable club sales for BJ’s Wholesale Club:

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Sales of food increased by approximately 4%. Sales of general merchandise increased by approximately 3%, driven by a higher level of markdowns versus last year, particularly in apparel, furniture and televisions. Sales of food increased by approximately 3% for the fourth quarter and approximately 2% for the year. Sales of general merchandise decreased by approximately 1% for both the fourth quarter and the year.

•	Sales increased in all five weeks with the strongest gain in week one. By major region, sales were strongest in Metro New York and softest in the Southeast.

•	Excluding sales of gasoline, traffic increased by approximately 1.5% and the average transaction amount increased by approximately 2%.

-More-

BJ’s Wholesale Club

February 8, 2007

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Merchandise categories with the strongest sales increases compared to last year included apparel, paper products, produce, soda & water, televisions and video games. Weaker categories versus last year included cigarettes, frozen, jewelry and prerecorded video.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 172 BJ’s Wholesale clubs and 96 gasoline stations in 16 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Conference Call Information for Fourth Quarter and Year-End Financial Results

BJ’s plans to announce financial results for the fourth quarter and year ended February 3, 2007, as well as sales results for the month of February 2007, on Wednesday, March 7, 2007 at approximately 7 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on Wednesday, March 7, 2007, BJ’s management plans to hold a conference call to discuss the fourth quarter and fiscal year financial results and the outlook for the year ending February 2, 2008. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

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